Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 4, 2016

Board of Directors

Parkway, Inc.

Bank of America Center

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

Ladies and Gentlemen:

We are acting as counsel to Parkway, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-11, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale from time to time by the selling stockholders identified in the Registration Statement of up to 5,847,168 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Shares”), which consists of (i) 4,821,416 Shares (the “TPG Shares”) that were received by TPG VI Pantera Holdings, L.P. and TPG VI Management, LLC, collectively, in the distribution by Cousins Properties Incorporated (“Cousins”) of the outstanding Common Stock of the Company on October 7, 2016 pursuant to that certain Agreement and Plan of Merger, dated as of April 28, 2016, by and among Parkway Properties, Inc., Parkway Properties LP (“Parkway LP”), Cousins and Clinic Sub Inc., a wholly owned subsidiary of Cousins, and that certain Separation, Distribution and Transition Services Agreement, dated as of October 5, 2016, by and among the Company, Cousins, Parkway LP and certain other parties, and (ii) 1,025,752 Shares (the “Redemption Shares”) that, from time to time, the Company may issue to the holders of limited partnership units in Parkway LP (“OP Units”) and to any of their permitted transferees or other successors in interest upon the tender of OP Units for redemption in accordance with the Second Amended and Restated Agreement of Limited Partnership of Parkway LP, dated as of February 27, 2013, as amended (the “Partnership Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares have not been and will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement (the “Articles”). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	the TPG Shares are validly issued, fully paid and nonassessable;

(b)	the Redemption Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement and certain resolutions of the board of directors of the Company adopted at a meeting held on September 16, 2016 relating to the issuance of the Redemption Shares and arrangements in connection therewith, upon redemption of OP units as contemplated thereby, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP